Filed Pursuant to Rule 424(b)(3)

Registration No. 333-273329

PROSPECTUS SUPPLEMENT NO.2

(to Prospectus dated March 14, 2025)

Creative Global Technology Holdings Limited

3,000,000 Class A Ordinary Shares

This Prospectus Supplement No.2 supplements our Prospectus dated March 14, 2025 (the “Prospectus”) that forms a part of our Registration Statement on Form F-1 (File No. 333-273329). This Prospectus Supplement No.2 is being filed to update and supplement certain information contained in the Prospectus with the information contained in our Current Report on Form 6-K filed with the U.S. Securities and Exchange Commission on March 27, 2025 (the “Current Reports”). Accordingly, we have attached the Current Report (including exhibits) to this Prospectus Supplement.

The Prospectus and this Prospectus Supplement No.2 relate to the resale of up to 3,000,000 CGT Holdings’ Class A Ordinary Share, no par value, (the “Ordinary Shares”), held by CHSZ Holdings Limited, the selling shareholder. We will not receive any proceeds from the sale of CGT Holdings’ Class A Ordinary Shares by the selling shareholder.

This Prospectus Supplement No.2 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

CGT Holdings’ Class A Ordinary Shares are traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “CGTL”. On March 31, 2025, the closing price of our Class A Ordinary Shares was $4.29 per share as reported on Nasdaq.

These securities involve a high degree of risk. You should carefully consider the risks identified under the caption “Risk Factors” beginning on Page 17 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of any of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 1, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of March 2025

Commission File Number: 001-42412

Creative Global Technology Holdings Limited

Unit 03, 22/F, Westin Centre,

26 Hung To Road, Kwun Tong,

Kowloon, Hong Kong
People’s Republic of China

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒      Form 40-F ☐

EXPLANATORY NOTE

This Form 6-K is hereby incorporated by reference into the Registration Statement of Creative Global Technology Holdings Limited (the “Company”) on Form S-8 (Registration Number 333-284400), to the extent not superseded by documents or reports subsequently filed or furnished by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

ITEM 1 - INFORMATION CONTAINED IN THIS FORM 6-K REPORT

Resignation and Appointment of Executive Officers and Directors

Shangzhao (“Cizar”) Hong

On March 27, 2025, Mr. Shangzhao (“Cizar”) Hong resigned as the director of the board of directors (the “Board”), the Chairman of the Board, and Chief Executive Officer of the Company, effective on March 27, 2025. Mr. Shangzhao (“Cizar”) Hong has indicated his resignation is for personal reasons and not due to any disagreement with the Company.

Hei Tung (“Angel”) Siu

On March 27, 2025, the Board of the Company approved Ms. Hei Tung (“Angel”) Siu’s resignation as Chief Operations Officer and appointment as Chief Executive Officer and Chairman of the Board of the Company, effective on March 27, 2025, to fill the vacancy of Chief Executive Officer and Chairman of the Board.

The biographical information of the newly appointed Chief Executive Officer and Chairman of the Board is set forth below:

Ms. Hei Tung (“Angel”) Siu, age 33, was appointed a director of the Board and Chief Operations Officer of the Company on January 11, 2023. Ms. Siu joined Creative Global Technology Limited, a wholly owned Hong Kong subsidiary of the Company (“CGTHK”), in 2019. Ms. Siu is primarily responsible for procurement and warehouse operations at CGTHK. Ms. Siu has over 7 years of working experience in the pre-owned consumer electronic devices recycling industry. Prior to joining CGTHK, Ms. Siu worked as a marketing and operation manager and was responsible for business and operations consulting at All In Global Enterprise Limited, a business consulting company engaging in business and operation consulting for local SME companies, from 2016 to 2019. From 2013 to 2016, Ms. Siu worked at Eastlink as a purchasing and supply manager and managed purchase and suppliers. In 2021, Ms. Siu obtained a bachelor’s degree in marketing from University of Hull.

There are no arrangements or understandings between Ms. Siu and any other persons pursuant to which she was appointed as the Company’s Chief Executive Officer and Chairman of the Board. There is no family relationship between Ms. Siu and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. The Company has not entered into any transactions with Ms. Siu that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Ms. Siu signed a Chief Executive Officer Employment Agreement on March 27, 2025, which is filed hereto as Exhibit 10.1. Pursuant to the Chief Executive Officer Employment Agreement, Ms. Siu’s monthly salary is HK$20,000. Ms. Siu will also be eligible to participate in Company’s certain benefits as may be offered from time to time. The foregoing description is qualified by reference to the full text of the Chief Executive Officer Employment Agreement.

Jia Yun Hong

On March 27, 2025, the Board also approved Mr. Jia Yun Hong’s appointment as Chief Operations Officer and director of the Board of the Company, effective on March 27, 2025, to fill the vacancy of Chief Operations Officer and director of the Board.

The biographical information of the newly appointed Chief Operations Officer and director of the Board is set forth below:

Mr. Jia Yun Hong, age 41, is a sales and operations professional in the pre-owned electronics industry with 15 years’ experience. From June 2018 to March 2025, Mr. Hong was Chief Operations Officer and Head of Sales & Marketing at Huizhou Juhui Technology Co., Ltd. While working in Huizhou Juhui Technology Co., Ltd., Mr. Jia Yun Hong was in charge of operations and business development for pre-owned devices (cell phones, tablets, PCs). From July 2016 to May 2018, he was in charge of sales operations at Huizhou Yixingda Technology Co., Ltd. From January 2010 to June 2016, he managed sales operations of Shenzhen-based Hongdingxiang Communication Ltd. focusing on international sales and supply chain management for pre-owned electronics.

There are no arrangements or understandings between Mr. Jia Yun Hong and any other persons pursuant to which he was appointed as the Company’s Chief Operations Officer and a director of the Board of the Company. There is no family relationship between Mr. Jia Yun Hong and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. The Company has not entered into any transactions with Mr. Jia Yun Hong that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Mr. Jia Yun Hong signed a Chief Operations Officer Employment Agreement on March 27, 2025, which is filed hereto as Exhibit 10.2. Pursuant to the Chief Operations Officer Employment Agreement, Mr. Jia Yun Hong’s monthly salary is HK$20,000. Mr. Jia Yun Hong will also be eligible to participate in Company’s certain benefits as may be offered from time to time. The foregoing description is qualified by reference to the full text of the Chief Operations Officer Employment Agreement. Mr. Jia Yun Hong also signed a Director Service Agreement on March 27, 2025, and the Form of the Director Service Agreement is filed hereto as Exhibit 10.3 (incorporated by reference to Exhibit 10.11 to the Form F-1 filed with the SEC on July 19, 2023, as amended). Mr. Jia Yun Hong will receive cash retainer and expense reimbursement for his work consistent with other directors of the Company. The foregoing description is qualified by reference to the full text of the Director Service Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 27, 2025	Creative Global Technology Holdings Limited

	By:	/s/ Hei Tung (“Angel”) Siu
Hei Tung (“Angel”) Siu
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement by and between the Company and Hei Tung (Angel) Siu dated March 27, 2025.
10.2	Employment Agreement by and between the Company and Jia Yun Hong dated March 27, 2025.
10.3	Form Director Service Agreement (incorporated by reference to Exhibit 10.11 to the Form F-1 filed with the SEC on July 19, 2023 as amended).

Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective on March 27, 2025 between Creative Global Technology Holdings Limited (the “Employer”) and Hei Tung (Angel) Siu (the “Employee”).

BACKGROUND

WHEREAS, Employer wishes to retain Employee for certain work-related services,

WHEREAS, Employee wishes to render such services to Employer.

NOW, therefore, in consideration of the promises and covenants contained herein, as well as other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties do hereby agree as follows:

1.	TYPE OF EMPLOYMENT

The Employee will be employed on the following basis position: Full-Time Salary of $ 20,000 per month will be paid every month before 7th day of the following month.

2.	POSITION

Employer will employ Employee in the following position: Chief Executive Officer (“Position”). The Employer may change these duties and responsibilities during the course of the Employee’s employment.

3.	LOCATION & SCHEDULE

The EMPLOYEE will execute his / her duties at the following offices:

Employee is expected to work at Unit 03, 22/F, Westin Centre, 26 Hung To Road, Kwun Tong, Kowloon, provided that the EMPLOYER may require the EMPLOYEE to execute his / her duties at such a place as may be indicated by the EMPLOYER.

Your work hours schedule shall be according to the Company’s requirements. Your official working hours shall be as follows, unless amended otherwise:

Full time: Monday to Friday, 10:00 am to 6:00 pm

4.	EMPLOYMENT

The terms and conditions of the relationship between Employer and Employee shall be determined by any applicable policies and procedure manuals, employee manuals, or other written governing documents belonging to and utilized by Employer and Employer’s company, as well as by this Agreement. In case of any dispute or conflict between this Agreement and other written policies and/or procedures owned and utilized by Employer or Employer’s company, this Agreement shall govern.

5.	TERMINATION

Both Employer and Employee may terminate this Agreement by written notice. Oral notice shall not suffice. The length of termination notice required are:

Employment Condition		Length of notice
During Probation Period	Within the first month of probation	Not required
	After the first month of probation	Not less than 7 days
For a continuous contract with no/ after probation period		Not less than 1 month

6.	HOLIDAYS & ANNUAL LEAVES

Employee is entitled to public holidays and paid annual leave 15 days per year, plus 1 day yearly.

7.	BENEFITS

The Employee is entitled to the following benefits and the maternity leave and maternity leave pay according to the provisions of the Employment Ordinance.

☐ Double Pay ☐ Bonus ☐ Medical Claim ☐ Dental Claim

8.	SICKNESS ALLOWANCE

The Employee is entitled to one day of paid sick leave for each completed month.

9.	RETURN OF EMPLOYER PROPERTY

Upon the expiry or termination of this Agreement, the Employee will return to the Employer any property, documentation, records, or Confidential Information which is the property of the Employer.

10.	INTELLECTUAL PROPERTY

Employee hereby covenants and agrees not to release or otherwise disclose any Trade Secret Information, as hereinafter defined, that Employee may have received in the course of the employment. Trade Secret Information includes, but is not limited to, any formula, process, method, pattern, design, or other information that is not known or reasonably ascertainable by the public, consumers, or competitors through which, and because of such secrecy, an economic or commercial advantage can be achieved.

11.	MODIFICATION OF AGREEMENT

No modification of this Agreement shall be valid unless in writing and executed by both Parties.

[remainder of page left intentionally blank]

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IN WITNESS OF THIS AGREEMENT the parties have executed this Agreement in duplicate on the date set out at the head of the Agreement.

Signature of Employee:		Creative Global Technology Holdings Limited:

/s/ Hei Tung (Angel) Siu		/s/ Hei Tung (Angel) Siu
Name:	Hei Tung (Angel) Siu	Name:	Hei Tung (Angel) Siu
Date:	March 27, 2025	Title:	Director
		Date:	March 27, 2025

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Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective on March 27, 2025 between Creative Global Technology Holdings Limited (the “Employer”) and Jia Yun Hong (the “Employee”).

BACKGROUND

WHEREAS, Employer wishes to retain Employee for certain work-related services,

WHEREAS, Employee wishes to render such services to Employer.

NOW, therefore, in consideration of the promises and covenants contained herein, as well as other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties do hereby agree as follows:

1.	TYPE OF EMPLOYMENT

The Employee will be employed on the following basis position: Full-Time Salary of $ 20,000 per month will be paid every month before 7th day of the following month.

2.	POSITION

Employer will employ Employee in the following position: Chief Operating Officer (“Position”). The Employer may change these duties and responsibilities during the course of the Employee’s employment.

3.	LOCATION & SCHEDULE

The EMPLOYEE will execute his / her duties at the following offices:

Employee is expected to work at Unit 03, 22/F, Westin Centre, 26 Hung To Road, Kwun Tong, Kowloon, provided that the EMPLOYER may require the EMPLOYEE to execute his / her duties at such a place as may be indicated by the EMPLOYER.

Your work hours schedule shall be according to the Company’s requirements. Your official working hours shall be as follows, unless amended otherwise:

Full time: Monday to Friday, 10:00 am to 6:00 pm

4.	EMPLOYMENT

The terms and conditions of the relationship between Employer and Employee shall be determined by any applicable policies and procedure manuals, employee manuals, or other written governing documents belonging to and utilized by Employer and Employer’s company, as well as by this Agreement. In case of any dispute or conflict between this Agreement and other written policies and/or procedures owned and utilized by Employer or Employer’s company, this Agreement shall govern.

5.	TERMINATION

Both Employer and Employee may terminate this Agreement by written notice. Oral notice shall not suffice. The length of termination notice required are:

Employment Condition		Length of notice
During Probation Period	Within the first month of probation	Not required
	After the first month of probation	Not less than 7 days
For a continuous contract with no/ after probation period		Not less than 1 month

6.	HOLIDAYS & ANNUAL LEAVES

Employee is entitled to public holidays and paid annual leave 15 days per year, plus 1 day yearly.

7.	BENEFITS

The Employee is entitled to the following benefits and the maternity leave and maternity leave pay according to the provisions of the Employment Ordinance.

☐ Double Pay ☐ Bonus ☐ Medical Claim ☐ Dental Claim

8.	SICKNESS ALLOWANCE

The Employee is entitled to one day of paid sick leave for each completed month.

9.	RETURN OF EMPLOYER PROPERTY

Upon the expiry or termination of this Agreement, the Employee will return to the Employer any property, documentation, records, or Confidential Information which is the property of the Employer.

10.	INTELLECTUAL PROPERTY

Employee hereby covenants and agrees not to release or otherwise disclose any Trade Secret Information, as hereinafter defined, that Employee may have received in the course of the employment. Trade Secret Information includes, but is not limited to, any formula, process, method, pattern, design, or other information that is not known or reasonably ascertainable by the public, consumers, or competitors through which, and because of such secrecy, an economic or commercial advantage can be achieved.

11.	MODIFICATION OF AGREEMENT

No modification of this Agreement shall be valid unless in writing and executed by both Parties.

[remainder of page left intentionally blank]

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IN WITNESS OF THIS AGREEMENT the parties have executed this Agreement in duplicate on the date set out at the head of the Agreement.

Signature of Employee:		Creative Global Technology Holdings Limited:

/s/ Jia Yun Hong		/s/ Hei Tung (“Angel”) Siu
Name:	Jia Yun Hong	Name:	Hei Tung (“Angel”) Siu
		Title:	Director
Date:	March 27, 2025	Date:	March 27, 2025

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